LINKBANCORP, Inc. Executive Incentive Plan

EXHIBIT 10.1

LINKBANCORP, INC.

EXECUTIVE INCENTIVE PLAN

Effective: January 1, 2022

Approved by Compensation Committee of the Board of Directors: January 27, 2022

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LINKBANCORP, Inc. Executive Incentive Plan

SECTION I – INTRODUCTION

LINKBANCORP Inc.’s, and its subsidiary, The Gratz Bank (collectively referred to as the “Bank”), mission is to positively impact the lives of our customers, clients, communities, shareholders, and other stakeholders. The Bank’s vision is to be a high performing community bank that creates financial success for consumer, business, and not-for-profit customers in the markets we serve. Our success comes from working together for our team’s success. We believe in the importance of strong and healthy leadership which is vital to our organization’s success.

LINKBANCORP, Inc. intends to provide our executive team with an incentive compensation opportunity in order to recognize the contribution that each executive team member brings to the organization. The purpose of this incentive plan is to motivate, reward and reinforce the performance and culture of the Bank in support of the Bank’s strategic objectives. Opportunities for reward exist for meeting and exceeding established goals as well as in recognition of individual contributions.

While risk in an inherent aspect of business, this compensation plan is designed to reward the participants for certain levels of performance without encouraging excessive risk taking which could materially threaten the safety and soundness of the Bank.

This Executive Incentive Plan has been developed as a meaningful compensation tool to encourage and reward the executive team members for their contribution in the overall success of the Bank. This plan is designed to:

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Provide a form of results-oriented variable compensation which is directly linked to overall Bank performance
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Provide a form of results-oriented variable compensation which is tied to performance against strategic objectives

SECTION II – DEFINITIONS

Various terms used in this plan document are defined as follows:

Threshold Defined as a predetermined point below target

Target Defined as 100% of goal

Maximum Defined as a predetermined point above target

Threshold Payout Level Defined as a predetermined percentage of base salary as outlined in Exhibit B below target performance

Target Payout Level Defined as a predetermined percentage of base salary as outlined in Exhibit B at target performance

Maximum Payout Level Defined as a predetermined percentage of base salary greater than 100% of target award level as outlined in Exhibit B at maximum performance

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LINKBANCORP, Inc. Executive Incentive Plan

SECTION III – PLAN YEAR

The plan year for this program will be the calendar year. The effective date of the plan is January 1 of the plan year. The plan will pay out on an annual basis based on achievement of established goals and performance standards. The performance measures for the plan will be determined, calculated, and approved annually.

SECTION IV – ELIGIBILITY

Titles for those employees participating in this plan will be included in Exhibit A.

In the case of an approved leave of absence (including Family Medical Leave Act, Long Term Disability, Short Term Disability, etc.) during the plan year, participant(s) will still be eligible for an award; however, his/her distribution will be pro-rated based upon the number of full months of work completed during the plan year under consideration and such distribution will be paid at the same time distributions are paid to other participants.

A participant’s eligibility ceases at termination of employment (other than retirement, death, or permanent disability); as a result, the participant will not receive any awards under the plan beyond those already received. To be eligible for an award, an employee must be employed as of the payout date. Termination as a result of retirement, death, or permanent disability will provide pro-rated awards through the last working date for the year in which termination occurred. Retirement will have the same definition as provided in the Bank’s 401(k) Plan. Permanent disability will mean a participant qualifies for long-term disability benefits under the Bank’s Long Term Disability plan.

SECTION V – PERFORMANCE FACTORS

This plan is based upon overall Bank performance against pre-defined performance factors. These factors may change from year to year. In general, these factors may include, but are not limited to, performance measurements such as return on assets, return on equity, earnings per share, net income, and additional strategic objectives as selected for the applicable plan year by the Board of Directors. The factors and the weighting of the factors are determined at the beginning of each plan year. Each factor has quantifiable objectives consisting of target, and maximum goals (and may also have threshold goals). Annual goals are determined at the beginning of each plan year and may change from year to year. The goals are established each year by the Board of Directors in consultation with the CEO, and are generally done in conjunction with the budgeting process.

LINKBANCORP, Inc.’s performance factors for the current plan year are found in Exhibit B.

While every effort has been made to ensure that this incentive plan does not motivate or reward excessive risk taking, any results deemed to have been the result of excessive risk will be backed out of incentive payments. The Board of Directors has the discretion to lever incentive payments down by as much as 100% if it is deemed that excessive risk (as determined by the Board of Directors in its discretion) has been taken. This can be done on an individual or group basis.

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LINKBANCORP, Inc. Executive Incentive Plan

SECTION VI – AWARD CALCULATION AND DISTRIBUTION

Potential payout amounts are calculated according to the level of overall achievement as compared to goals as explained in Exhibit B. Performance between the threshold, and target and maximum is interpolated.

Performance above the defined maximum levels, while not necessarily undesirable or unrealistic, has the potential of requiring increased risk, therefore incentive opportunity will not increase for performance above maximum.

Performance below threshold will result in no award under the plan.

Individual employee performance which is not meeting the position’s requirement as determined by the Bank’s annual performance review process will result in no award granted to that individual for that year even though the Bank’s performance is above target.

In the event of a change in control or MOE (Merger of Equals) of the Bank, the plan will be paid at the higher of actual performance or target level at closing.

Actual payout is then calculated based on payout percentage of base pay (defined as base salary as of December 31 of the plan year) for the year.

All awards are paid through the payroll system, less normal payroll tax withholding. Payment will be within 60 days after year end. The Bank will deduct from all payments under this Plan any federal, state, or local taxes required by law to be withheld from such payments.

SECTION VII – ADMINISTRATION

At least annually, the Bank’s Chief Risk Officer will review this plan to consider any risk issues inherent in this plan. The plan document then will be reviewed by the Compensation Committee of the Board of Directors to ensure that the plan design is consistent with the compensation philosophy of LINKBANCORP, Inc. and that the plan does not motivate excessive risk taking. The annual review will also consider the market competitiveness of the plan, the plan’s alignment with the Bank’s strategic plan, and assessment of how the plan meets the objectives in the introduction section of this document, plus the plan’s impact on the overall safety and soundness of the Bank. The Committee will then provide a report and recommendation to the full Board of Directors which is responsible to approve the plan. The Board of Directors of the Bank may amend the plan at any time.

Participation, performance factors, targets, maximums, and any other participation features are established each plan year and may change from year to year according to the strategic objectives of the Bank.

The plan does not constitute a contract of employment, and participation in the plan does not give any employee the right to be retained in the service of the Bank or any right or claim to an award under the plan unless specifically accrued under the terms of this plan. Designation as a plan participant conveys the opportunity, but not the right, to any awards conferred under the plan.

Any right of a participant of his or her beneficiary to the payment of an award under this plan may not be assigned, transferred, pledged, or encumbered.

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LINKBANCORP, Inc. Executive Incentive Plan

This plan has been designed and approved in compliance with all relevant laws, regulations, and guidelines. However, in recognition of the fluid regulatory and legal environment, in the event and to the extent that any component of this plan found to be non-compliant with existing or newly created laws, regulatory guidelines or interpretation of regulatory guidelines, affected participant will be immediately ineligible for payment under this plan and will be instead be eligible for incentive through an alternate ad hoc plan. All incentive payouts under the ad hoc plan will be made at the discretion of the Board of Directors.

The Board of Directors shall, with respect of the Plan, have full power and authority to construe, interpret, manage, and control this Plan. Plan participants who are members of the Board are required to recuse themselves from decisions regarding the plan.

Any decisions made or action taken by the Board arising out of, or in connection with, the administration, interpretation and effect of the plan shall be at their absolute discretion and will be conclusive and binding on all parties. The Board of Directors has the right to amend, suspend, reinstate, or terminate all or any part of the plan at any time. The Bank will give prompt written notice to the participants or any amendment, suspension, termination, or material modification of the plan.

The Plan shall be administered by the Compensation Committee of the Board.

SECTION VIII – CLAWBACK

Any award under this plan is subject to any clawback policy that may be adopted by the Board. Absent a formal clawback policy, a participant shall be required to forfeit and pay back to the Bank any award paid to such participant if: (a) if the participant directly or indirectly engaged in fraud or misconduct that caused or partially caused the need for a material financial restatement by LINKBANCORP, Inc.; or (b) the independent members of the Board determine that the participant has committed a material violation of the Bank’s Code of Ethics Policy. If an award is paid based on financial statements that are required to be restated, the award shall be forfeited to the extent that such award would not have been made under the restated financial statements.

The Compensation Committee shall have discretion with respect to any clawback to determine whether the Bank shall affect such recovery: (a) by seeking repayment from the participant; (b) by reducing amounts that would otherwise be payable to the participant under any compensatory plan, program or arrangement maintained by the Bank or any affiliate of the Bank (subject to applicable law and the terms and conditions of the applicable plan, program or arrangement); (c) by withholding payment of future increases in compensation (including the payment of any discretionary bonus amounts) or grants of compensatory awards that would have otherwise been made in accordance with the Bank’s applicable compensation practices; or (d) by any combination of the above.

SECTION IX – GOVERNING LAW

Except as preempted under federal law, the provisions of the plan shall be construed, administered and enforced in accordance with the domestic internal law of the Commonwealth of Pennsylvania.

SECTION X – PLAN APPROVAL

This plan has been approved by the Compensation Committee of the Board of Directors January 27, 2022.

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LINKBANCORP, Inc. Executive Incentive Plan

LINKBANCORP, Inc. EXECUTIVE INCENTIVE PLAN

Exhibit A – EXECUTIVE INCENTIVE PLAN ELIGIBILITY

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Category 1 – Chief Executive Officer
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Category 2 – President
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President, LINKBANK / The Gratz Bank
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President, LINKBANCORP
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Category 3 – Executive Officers
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Chief Financial Officer, LINKBANCORP
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Chief Credit Officer
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Chief Operating Officer

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